Exhibit 3.1
NINTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SENTINELONE, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
SentinelOne, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is SentinelOne, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 23, 2013 under the name Sentinel Labs, Inc.
2.    That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Eighth Amended and Restated Certificate of Incorporation of this corporation, as amended, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Eighth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
ARTICLE I
The name of the corporation is SentinelOne, Inc. (the “Corporation”).
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.
ARTICLE IV
This corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 276,300,000 shares of Class A Common Stock, $0.0001 par value per share, (ii)

276,300,000 shares of Class B Common Stock, $0.0001 par value per share and (iii) 168,985,413 shares of Preferred Stock, $0.0001 par value per share.
Immediately upon the effectiveness of the filing of this Ninth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Effective Time”), each share of this Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time (the “Old Common Stock”), shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class B Common Stock (the “Reclassification”). Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, automatically and without the necessity of presenting the same for exchange, from and after the Effective Time, be deemed to be cancelled, shall be null and void, and shall no longer represent any interest in this Corporation’s capital stock. Prior to the Effective Time, except in connection with the Reclassification, no shares of the class of Class A Common Stock or Class B Common Stock shall be issued.
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.    CLASS A COMMON STOCK
1.    General. The voting, dividend and liquidation rights of the holders of the Class A Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this Corporation legally available therefor, any dividends as may be declared from time to time by the Board with respect to the Class B Common Stock, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.
3.    Liquidation Rights. Upon a Liquidation Event, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV, Part C hereof.
4.    Redemption. The Class A Common Stock is not redeemable at the option of the holder.

5.    Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. Except as expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of this Corporation. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
6.    Subdivisions or Combinations. If this Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.
7.    Equal Status. Except as expressly set forth in Article IV hereof, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.
B.    CLASS B COMMON STOCK
1.    General. The voting, dividend and liquidation rights of the holders of the Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board with respect to the Class A Common Stock, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.
3.    Liquidation Rights. Upon a Liquidation Event, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV, Part C hereof.

4.    Redemption. The Class B Common Stock is not redeemable at the option of the holder.
5.    Voting. The holders of the Class B Common Stock are entitled to twenty (20) votes for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. Except as expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of this Corporation. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
6.    Conversion.
6.1    Rights to Convert. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of this Corporation or any policies of this Corporation then in effect (which will be available upon request therefor made to the Secretary), at the principal corporate office of this Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to this Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of this Corporation. This Corporation shall, as soon as practicable thereafter, register on this Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by this Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. This Corporation shall not be required to register a conversion of a share of Class B Common Stock pursuant to this Section B.6.1 of Article IV unless it is permitted to do so by law.
6.2    Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by this Corporation or the holder thereof, be converted into one fully-paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of (i) the date that is seven (7) years from the IPO Date (as defined below); (ii) 11:59 p.m. Eastern Time on the first date after the IPO Date that the aggregate number of shares of Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) held by the Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees is less than twenty five percent (25%) of the number of shares of Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) held by the Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees at 11:59 p.m. Eastern Time on the IPO Date, (iii) the date that Founder is no longer providing services to this Corporation as an officer, employee, consultant or member of the Board; (iv) the date that the Founder’s employment with this Corporation is terminated for Cause; (v) the date that is twelve (12) months after the death or Disability of the Founder; or (vi) the date specified by the affirmative vote, on or after the IPO Date, of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (i) through (vi) are referred to herein as a “Class B Common Stock Automatic Conversion Event”). This Corporation shall provide notice of a Class B Common Stock Automatic Conversion Event pursuant to this Section B.6.2 of Article IV to record holders of such shares of Class B Common Stock as soon as practicable following the Class B Common Stock Automatic Conversion Event. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Class B Common Stock Automatic Conversion Event. Upon and after the Class B Common Stock Automatic Conversion Event, the person registered on this Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Class B Common Stock Automatic Conversion Event shall be registered on this Corporation’s books as the record holder of the shares of Class A Common Stock issued upon conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Class B Common Stock Automatic Conversion Event, the rights of the holders of the shares of Class B Common Stock converted pursuant to the Class B Common Stock Automatic Conversion Event shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
6.3    Conversion on Transfer. On or after the IPO Date, each share of Class B Common Stock shall automatically, without further action by this Corporation or the holder thereof, be converted into one fully-paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
6.4    Policies and Procedures. This Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation or the Bylaws of this Corporation, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If this Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, this Corporation may request that the purported transferor furnish affidavits or other evidence to this Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board) evidence to this Corporation (in the manner provided in the request) to enable this Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted,shall be automatically converted into shares of Class A Common Stock on a one-to-one basis, and such conversion shall thereupon be registered on the books and records of this Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of this Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
6.5    Definitions.
6.5.1    “Cause” shall have the meaning set forth in the Change in Control and Severance Agreement then in effect between the Founder and this Corporation, or, if no such agreement containing a definition of “Cause” is then in effect, shall have the meaning set forth in this Corporation’s 2021 Equity Incentive Plan.
6.5.2    “Convertible Security” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class B Common Stock, either directly or indirectly.
6.5.3    “Disability” or “Disabled” shall have the meaning set forth in the Change in Control and Severance Agreement then in effect between the Founder and this Corporation, or, if no such agreement containing a definition of “Disability” is then in effect, shall have the meaning set forth in this Corporation’s 2021 Equity Incentive Plan.
6.5.4    “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.
6.5.5    “Founder” shall mean Tomer Weingarten.
6.5.6    “Options” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or Convertible Securities (as defined above).
6.5.7    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity or is otherwise entitled to elect a majority of the members of the board of directors, or entitled to appoint or act as the governing body, of such entity.
6.5.8    “Permitted Entity” shall mean with respect to a Qualified Stockholder: (i) a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder; or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder.
6.5.9    “Permitted Foundation” shall mean with respect to a Qualified Stockholder: a trust or private non-operating foundation that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as such Qualified Stockholder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.
6.5.10    “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.
6.5.11    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(a)    by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, (iii) any Permitted Foundation of such Qualified Stockholder, or (iv) any Permitted IRA of such Qualified Stockholder; or
(b)    by a Permitted Entity, Permitted Foundation or Permitted IRA of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity, Permitted Foundation and Permitted IRA of such Qualified Stockholder.
6.5.12    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
6.5.13    “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member of such Qualified Stockholder or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
6.5.14    “Pubco Independent Directors” means the members of the Board designated as independent directors in accordance with (i) the requirements of any national stock exchange under which this Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if this Corporation’s securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

6.5.15    “Qualified Stockholder” shall mean: (a) the record holder of a share of Class B Common Stock as of the date of the effectiveness of the registration statement filed under the Securities Act relating to the Qualified Public Offering (the “IPO Date”), (b) the initial record holder of any shares of Class B Common Stock that are originally issued by this Corporation after the IPO Date pursuant to the exercise or exchange or conversion of any Option or Convertible Security that, in each case, was outstanding as of the IPO Date, (c) each natural person who, prior to the IPO Date, transferred shares of capital stock of this Corporation to a Permitted Entity, Permitted Foundation or Permitted IRA that is or becomes a Qualified Stockholder, (d) each natural person who transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity, Permitted Foundation or Permitted IRA that is or becomes a Qualified Stockholder and (e) a Permitted Transferee.
6.5.16    “Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), in each case after 11:50 p.m. Eastern Time on the IPO Date, or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:
(a)    the granting of a proxy to officers or directors of this Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;
(b)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(c)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which this Corporation is a party;
(d)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee (including the exercise of any proxy authority granted to such pledgee pursuant to such pledge) shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(e)    the fact that, as of the IPO Date or at any time after the IPO Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer;
(f)    entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(g)    any redemption, purchase or acquisition by this Corporation of a share of Class B Common Stock or any issuance or reissuance by this Corporation of a share of Class B Common Stock; or
(h)    entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) in connection with a liquidation, dissolution or winding upon of this Corporation (whether voluntary or involuntary), a merger or consolidation of this Corporation with or into any other entity or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, a sale, lease, exclusive license or other disposition of all or substantially all of the assets of this Corporation, or a transaction or series of related transactions to which this Corporation is a party in which shares of this Corporation are transferred such that in excess of fifty percent (50%) of the this Corporation’s voting power is transferred, or in connection with consummating the actions or transactions contemplated thereby (including, without limitation, tendering or voting shares of Class B Common Stock in connection with such a transaction, the consummation of such a transaction or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with such a transaction); provided that any sale, tender, assignment, transfer, conveyance, hypothecation or other transfer or disposition of Class B Common Stock or any legal or economic interest therein pursuant to such a transaction, or any grant of a proxy over Class B Common Stock with respect to such a transaction without specific instructions as to how to vote such Class B Common Stock, in each case, will constitute a “Class B Transfer” of such Class B Common Stock unless such transaction was approved by the Board of Directors prior to the taking of such action.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, Permitted Foundation or Permitted IRA, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity, Permitted Foundation or Permitted IRA or (ii) an entity that is a Qualified

Stockholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the IPO Date, of a majority of the voting power of the voting securities, or securities that otherwise entitle a party to elect a majority of the members of the board of directors or governing body, of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the IPO Date, holders of voting securities of any such entity or Parent of such entity.
6.6 “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
7.    Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section B.7 of Article IV the shares of Class B Common Stock so converted shall be retired and shall not be reissued by this Corporation.
8.    Reservation. This Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, this Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable shares. This corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
9.    Subdivisions or Combinations. If this Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.
10.    Equal Status. Except as expressly set forth in Article IV hereof, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock.
11.    Amendments and Changes. This Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock (voting together as a single class) amend, alter, repeal or waive the provisions of Article IV, Part C, Section 3.2 relating to the Common Directors, Article IV, Part A, or Article IV, Part B of this Certificate of Incorporation in a manner that adversely affects the rights of the holders of the Class A Common Stock or Class B Common Stock.

12.    Determinations by the Board of Directors. In case of an ambiguity in the application of any provision set forth in this Article IV, Part B or in the meaning of any term or definition set forth in this Article IV, Part B, the Board (but not a committee thereof), shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board in accordance with the preceding sentence shall be conclusive and binding on the stockholders of this Corporation. Such determination shall be evidenced in a writing adopted by the Board, and such writing shall be made available for inspection by any holder of capital stock of this Corporation at the principal executive offices of this Corporation. A determination of the Board in accordance with the preceding sentence shall be conclusive and binding on the stockholders of this Corporation. Such determination shall be evidenced in a writing adopted by the Board, and such writing shall be made available for inspection by any holder of capital stock of this Corporation at the principal executive offices of this Corporation.
C.    PREFERRED STOCK
The Preferred Stock shall be divided into seven series of Preferred Stock. The first series of Preferred Stock shall consist of 10,962,327 shares designated as “Series Seed Preferred Stock,” the second series of Preferred Stock shall consist of 12,855,123 shares designated as “Series A Preferred Stock,” the third series of Preferred Stock shall consist of 20,288,700 shares designated as “Series B Preferred Stock,” the fourth series of Preferred Stock shall consist of 40,338,867 shares designated as “Series C Preferred Stock,” and the fifth series of Preferred Stock shall consist of 29,078,931 shares designated as “Series D Preferred Stock,” the sixth series of Preferred Stock shall consist of 31,405,183 shares designated as “Series E Preferred Stock” and the seventh series of Preferred Stock shall consist of 24,056,282 shares designated as “Series F Preferred Stock”. The following rights, preferences, powers, privileges and restrictions, qualifications and limitations shall apply to the Preferred Stock. Unless otherwise indicated, references to “sections” or “subsections” in this Part C of this Article IV refer to sections and subsections of Part C of this Article IV.
1.    Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive on a pari passu basis, a dividend on each outstanding share of Preferred Stock in an amount at least equal to eight percent (8%) of the Applicable Original Issue Price (as defined below) for each such series of Preferred Stock. The foregoing dividends shall be non-cumulative and shall be payable only when as, and if declared by the Board, acting in its sole discretion, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year. Payments of any dividend with respect to shares of Preferred Stock shall be pro rata in proportion to the dividend amount per share applicable to each such share of Preferred Stock. No dividend shall be paid on Class A Common Stock or Class B Common Stock at an amount per share greater than that paid to the holders of Preferred Stock (on an as-if- converted basis). Thereafter, any dividends shall be distributed among the holders of the shares of Preferred Stock and Class A Common Stock or Class B Common Stock, pro rata based on the number of shares held by each such holder (on an as-if-converted basis).

The “Series Seed Original Issue Price” shall mean $0.2351 per share, the “Series A Original Issue Price” shall mean $0.7779 per share, the “Series B Original Issue Price” shall mean $1.1996 per share, the “Series C Original Issue Price” shall mean $1.7460 per share, the “Series D Original Issue Price” shall mean $3.2833 per share, the “Series E Original Issue Price” shall mean $4.8617 per share and the “Series F Original Issue Price” shall mean $12.0614 per share, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares of Preferred Stock. The “Applicable Original Issue Price” shall mean (a) in the case of a share of Series Seed Preferred Stock, the Series Seed Original Issue Price, (b) in the case of a share of Series A Preferred Stock, the Series A Original Issue Price, (c) in the case of a share of Series B Preferred Stock, the Series B Original Issue Price, (d) in the case of a share of Series C Preferred Stock, the Series C Original Issue Price, (e) in the case of a share of Series D Preferred Stock, the Series D Original Issue Price, (f) in the case of a share of Series E Preferred Stock, the Series E Original Issue Price and (g) in the case of a share of Series F Preferred Stock, the Series F Original Issue Price.
2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1    Preferential Payments to Holders of Preferred Stock.
2.1.1    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then outstanding shall, on a pari passu basis, based upon the amount per share payable to each share of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or the consideration payable in such Deemed Liquidation Event, before any payment shall be made to the holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Class A Common Stock or Class B Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence to the holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock is hereinafter referred to as the “Series C/D/E/F Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, the full amount to which they shall be entitled under this Section B.2.1.1 or Article IV, the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall, on a pari passu basis, based upon the amount per share payable to each share of Series C Preferred

Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.1.2    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of the full Series C/D/E/F Liquidation Amount to the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or the consideration payable in such Deemed Liquidation Event, before any payment shall be made to the holders of Series Seed Preferred Stock, Series A Preferred Stock, Class A Common Stock or Class B Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series B Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of the Series B Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence to the holders of Series B Preferred Stock is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of the Series C/D/E/F Liquidation Amount to the holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 2.1.2, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.1.3    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of the full (x) Series C/D/E/F Liquidation Amount to the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, and (y) Series B Liquidation Amount to the holders of Series B Preferred Stock, the holders of shares of Series Seed Preferred Stock and Series A Preferred Stock then outstanding, on a pari passu basis, based upon the amount per share payable to each share of Series Seed Preferred Stock and Series A Preferred Stock, respectively, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or the consideration payable in such Deemed Liquidation Event, before any payment shall be made to the holders of Class A Common Stock or Class B Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock or Series A Preferred Stock, as applicable, been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amounts payable pursuant to this sentence to the holders of Series Seed Preferred Stock and Series A Preferred Stock are hereinafter referred to as the “Series Seed Liquidation Amount” and the “Series A Liquidation Amount,” respectively). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of the full (x) Series C/D/E/F Liquidation Amount to the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, and (y) Series B Liquidation Amount to the holders of Series B Preferred Stock, theassets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed Preferred Stock and Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.1.3, the holders of shares of Series Seed Preferred Stock and Series A Preferred Stock, on a pari passu basis, based upon the amount per share payable to each share of Series Seed Preferred Stock and Series A Preferred Stock, respectively, shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series Seed Preferred Stock and Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
The term “Applicable Liquidation Amount” shall refer to the (a) Series Seed Liquidation Amount with respect to the Series Seed Preferred Stock, (b) Series A Liquidation Amount with respect to the Series A Preferred Stock, (c) Series B Liquidation Amount with respect to the Series B Preferred Stock and (d) Series C/D/E/F Liquidation Amount with respect to the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively.
2.2    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 2.1 the remaining assets of the Corporation available for distribution to its stockholders or the consideration not paid to the holders of Preferred Stock shall be distributed among the holders of shares of Class A Common Stock and Class B Common Stock, pro rata based on the number of shares of Class A Common Stock and Class B Common Stock held by each such holder.
2.3    Deemed Liquidation Events.
2.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 55% of the voting power of the outstanding shares of Preferred Stock, voting together as a single class and not as a separate series, and on an as-converted basis (the “Requisite Preferred Holders”), elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event; provided that, the consent of the holders of the voting power of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class and not as a separate series, and on an as-converted basis (the “66 2/3% Preferred Holders”), shall also be required to make an election under this Section 2.3.1 if, in connection with any of the following events, the stockholders of the Corporation are paid out of the proceeds of any such Deemed Liquidation Event and such proceeds are allocated to the holders of shares of Series C Preferred Stock, the holders of shares of Series D Preferred Stock, the holders of shares of Series E Preferred Stock or the holders of shares of Series F Preferred Stock with respect to amount to be paid and the priority of such payments in a manner that is other than as set forth in this Section 2 assuming such event were considered a Deemed Liquidation Event:
(a)    a merger or consolidation in which
(i)    the Corporation is a constituent party or
(ii)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
2.3.2    Effecting a Deemed Liquidation Event.
(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.
(b)    In the event of Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b) (each, an “Asset Transfer”), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Asset Transfer, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Asset Transfer advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Preferred Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Asset Transfer, the Corporation shall use the consideration received by the Corporation for such Asset Transfer (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”) on the 150th day after such Asset Transfer (the “Redemption Date”) to redeem all outstanding shares of Preferred Stock (i) at a price per share equal to the Applicable Liquidation Amount specified in Subsection 2.1 herein and (ii) in the same order of priority as the Applicable Liquidation Amounts would be paid pursuant to Subsection 2.1 herein. Notwithstanding the foregoing, in the event of a redemption pursuant to this Subsection 2.3.2(b), if the Available Proceeds are insufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock, subject to the order of priority set forth in Subsection 2.1, to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.
(c)    Redemption Notice. The Corporation shall send written notice of a redemption pursuant to Subsection 2.3.2(b) (the “Redemption Notice”) to each holder of record of Preferred Stock not less than twenty (20) days prior to each Redemption Date. Each Redemption Notice shall state:
(i)    the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;
(ii)    the Redemption Date and the amount to be paid to each holder of Preferred Stock with respect to each share of Preferred Stock held by such holder (the “Redemption Price”);
(iii)    the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and
(iv)    for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d)    Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Preferred Stock, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
(e)    Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.
2.3.3    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.
2.3.4    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement or other agreement governing such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as hold back to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.    Voting.
3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of each outstanding share of Preferred Stock shall be entitled to cast twenty (20) votes for each share of Class B Common Stock into which such share of Preferred Stock held by such holder is convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Class A Common Stock and Class B Common Stock as a single class.
3.2    Election of Directors. The holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series D Director”); the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director”); the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”); the holders of record of the shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (“Series Seed Director”); and the holders of record of the shares of Class A Common Stock and Class B Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series Seed Preferred Stock, Class A Common Stock and Class B Common Stock, separately, or Preferred Stock, Class A Common Stock and Class B Common Stock, collectively, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class (or in the case of the Class A Common Stock and Class B Common Stock and Preferred Stock together, voting together as a single class on an as-converted basis), pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series Seed Preferred Stock, Class A Common Stock and Class B Common Stock, separately, or Preferred Stock, Class A Common Stock and Class B Common Stock, collectively, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Class A Common Stock, Class B Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series Seed Preferred Stock to elect a director as set forth in this Subsection 3.2 shall terminate on the first date on which there are issued and outstanding less than twenty percent (20%) of the originally issued shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series Seed Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock), as the case may be.
3.3    Preferred Stock Protective Provisions. At any time when originally issued shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation or any subsidiary (each such entity, including without limitation, the Corporation, shall be referred to as a “Sentinel Entity”) shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Preferred Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be):
3.3.1    authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series F Preferred Stock (including any security convertible into or exercisable for such shares of Series F Preferred Stock);
3.3.2    increase the authorized number of shares of the Preferred Stock, Class A Common Stock or Class B Common Stock;
3.3.3    declare or pay any dividends on or declare or make any other distribution on account of any shares of Preferred Stock, Class A Common Stock or Class B Common Stock;
3.3.4    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock, Class A Common Stock or Class B Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of, Class A Common Stock or Class B Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal; and provided further that this restriction shall not apply to the redemption of shares of Preferred Stock pursuant to Subsection 2.3.2(b);
3.3.5    amend the Corporation’s Certificate of Incorporation or bylaws;
3.3.6    voluntarily liquidate, windup or dissolve the Corporation or consummate a Deemed Liquidation Event;
3.3.7    incur indebtedness for borrowed money, or guarantee the indebtedness of any other party, in excess of $500,000, unless approved by the Board either individually or as a component of the Corporation’s operating plan;
3.3.8    increase or decrease the authorized number of members of the Board;
3.3.9    increase the size of the Corporation’s option pool reserve or create a new stock option plan or pool reserve; or
3.3.10    enter into any interested party transaction, unless approved by the Board (including a majority of the disinterested directors).
3.4    Series C/D/E/F Preferred Stock Protective Provisions. At any time when originally issued shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the 66 2/3% Preferred Holders given in writing or by vote at a meeting, consenting or voting (as the case may be):
3.4.1    allocate, or elect to allocate, proceeds to the stockholders of the Corporation in connection with a Stock Sale (as defined below) in a manner that results in a holder of shares of Series C Preferred Stock, a holder of shares of Series D Preferred Stock, a holder of shares of Series E Preferred Stock or a holder of shares of Series F Preferred Stock receiving an amount that is less than the Applicable Liquidation Amount provided for under Section 2 above, or consummate or be party to a Stock Sale pursuant to which the stockholders of the Corporation are paid out of the proceeds of such Stock Sale and such proceeds are allocated in a manner that results in the holders of shares of Series C Preferred Stock, the holders of shares of Series D Preferred Stock, the holders of shares of Series E Preferred Stock or the holders of shares of Series F Preferred Stock receiving an amount that is less than the Applicable Liquidation Amount provided for under Section 2 above. A “Stock Sale” means a transaction or series of related transactions in which an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity acquires from stockholders of the Corporation shares representing more than fifty percent (50%) of the outstanding voting power of the Corporation; or

3.4.2    waive, terminate or amend the rights provided in this Section 3.4.
3.5    Series E Preferred Stock Protective Provisions. At any time when originally issued shares of Series E Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Series E Preferred Stock, exclusively and voting separately as a class (the “Majority Series E Holders”) given in writing or by vote at a meeting, consenting or voting (as the case may be), waive, terminate or amend the rights provided in Section 3.5 or Subsections 4.1.2, 4.3.4 or 4.4.1(d)(iv).
4.    Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1    Right to Convert.
4.1.1    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Applicable Original Issue Price by the Applicable Conversion Price (as defined below) in effect at the time of conversion.
(a)    The “Series Seed Conversion Price” shall initially be equal to $0.2351.
(b)    The “Series A Conversion Price” shall initially be equal to $0.7779.
(c)    The “Series B Conversion Price” shall initially be equal to $1.1996.
(d)    The “Series C Conversion Price” shall initially be equal to $1.7460.
(e)    The “Series D Conversion Price” shall initially be equal to $3.2833.
(f)    The “Series E Conversion Price” shall initially be equal to $4.8617.
(g)    The “Series F Conversion Price” shall initially be equal to $12.0614.
Each such initial “Conversion Price”, and the rate at which shares of Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided below. The “Applicable Conversion Price” shall mean the (i) Series Seed Conversion Price, in the case of the Series Seed Preferred Stock, (ii) Series A Conversion Price, in the case of the Series A Preferred Stock, (iii) Series B Conversion Price, in the case of the Series B Preferred Stock, (iv) Series C Conversion Price, in the case of the Series C Preferred Stock, (v) Series D Conversion Price, in the case of the Series D Preferred Stock, (vi) Series E Conversion Price, in the case of the Series E Preferred Stock and (vii) Series F Conversion Price, in the case of the Series F Preferred Stock.
4.1.2    In addition to any adjustments to the Series E Conversion Price from time to time under Sections 4.4, 4.5, 4.6, 4.7 and 4.8 below, immediately prior to the conversion of the Series E Preferred Stock pursuant to Section 4 or Section 5 or a liquidation, dissolution, winding up or Deemed Liquidation Event, the Series E Conversion Priceshall be further adjusted by dividing the Series E Conversion Price by the following formula: (1+(Y/4))(4*Z))
Y = 6.0%
Z = (A) a number of days calculated commencing from the date that a share of Series E Preferred Stock is issued and outstanding, up to a maximum number of days ending on the fifth anniversary of the issuance date for each such share of Series E Preferred Stock, divided by (B) 365.
4.1.3    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.
4.2    Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class B Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the aggregate number of shares of Class B Common Stock issuable upon such conversion.
4.3    Mechanics of Conversion.
4.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the“Conversion Time”), and the shares of Class B Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class B Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
4.3.2    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock, and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Class B Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.
4.3.3    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class B

Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class B Common Stock delivered upon conversion. For the avoidance of doubt, this Subsection 4.3.4 shall not be deemed to apply to the Series E Conversion Price described in Subsection 4.1.2.
4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
4.4    Adjustments to Conversion Price for Diluting Issues.
4.4.1    Special Definitions. For purposes of this Article IV, the following definitions shall apply:
(a)    “Series F Original Issue Date” shall mean the date on which the first share of a Series F Preferred Stock was issued.
(b)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class A Common Stock or Class B Common Stock, but excluding Options.
(c)    “Additional Shares of Common Stock” shall mean all shares of Class A Common Stock or Class B Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series F Original Issue Date, other than (1) the following shares of Class A Common Stock or Class B Common Stock and (2) shares of Class A Common Stock or Class B Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):
(i)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Class A Common Stock or Class B Common Stock that is covered by Subsections 4.5, 4.6, 4.7 or 4.8;
(iii)    shares of Class A Common Stock, Class B Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;
(iv)    shares of Class A Common Stock, Class B Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Class A Common Stock, Class B Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security including, without limitation, all shares of Common Stock issuable pursuant to Subsection 4.1.2;
(v)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board and primarily for non-equity financing purposes;
(vi)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board and primarily for non-equity financing purposes;
(vii)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible

Securities issued as consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board and are primarily for non-equity financing purposes; or
(viii)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board and primarily for non-equity financing purposes.
4.4.2    No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price of the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Preferred Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in (i) the Series D Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from holders of a majority of the voting power of the then outstanding shares of Series D Preferred Stock, exclusively and voting separately as a class, (ii) the Series E Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Majority Series E Holders, and (iii) the Series F Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from holders of a majority of the voting power of the then outstanding shares of Series F Preferred Stock, exclusively and voting separately as a class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
4.4.3    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the Series F Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Class A

Common Stock or Class B Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series F Original Issue Date), are revised after the Series F Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto

(determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)    If the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
4.4.4    Adjustment of Applicable Conversion Price upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series F Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price in effect immediately prior to such issue shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1* (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
(a)    “CP2” shall mean the Applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)    “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
(c)    “A” shall mean the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Class A Common Stock and Class B Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including such Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor)) immediately prior to such issue;
(d)    “B” shall mean the number of shares of Class A Common Stock or Class B Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
4.4.5    Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property: Such consideration shall:
(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
(iii)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.
(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock

deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:
(i)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii)    the maximum number of shares of Class A Common Stock or Class B Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
4.4.6    With respect to the Series D Preferred Stock, any waiver of the anti-dilution rights provided in Section 4.4.4 shall require the vote or consent of the holders of a majority of voting power of the then outstanding shares of Series D Preferred Stock, exclusively and voting separately as a class; with respect to the Series E Preferred Stock, any waiver of the anti-dilution rights provided in Section 4.4.4 shall require the vote or consent of the Majority Series E Holders; and with respect to the Series F Preferred Stock, any waiver of the anti-dilution rights provided in Section 4.4.4 shall require the vote or consent of the holders of a majority of the voting power of the then outstanding shares of Series F Preferred Stock, exclusively and voting separately as a class.

4.4.7    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series F Original Issue Date effect a subdivision of the outstanding Class A Common Stock or Class B Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock or Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock or Class B Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series F Original Issue Date combine the outstanding shares of Class A Common Stock or Class B Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock or Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock or Class B Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series F Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock or Class B Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock or Class B Common Stock in additional shares of Class A Common Stock or Class B Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:
(1)    the numerator of which shall be the total number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)    the denominator of which shall be the total number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock or Class B Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class B Common Stock in a number equal to the number of shares of Class B Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Class B Common Stock on the date of such event.
4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series F Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock or Class B Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Class A Common Stock or Class B Common Stock in respect of outstanding shares of Class A Common Stock or Class B Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Class A Common Stock or Class B Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Class B Common Stock on the date of such event.
4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock or Class B Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Class B Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class B Common Stock issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.
4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.
4.10    Notice of Record Date. In the event:
(a)    the Corporation shall take a record of the holders of its Class A Common Stock or Class B Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock or Class B Common Stock of the Corporation, or any Deemed Liquidation Event; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii)the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, Deemed Liquidation Event, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock or Class B Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Class A Common Stock or Class B Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, Deemed Liquidation Event, liquidation or winding-up, and the amount per share and character of such exchange applicable to such series of Preferred Stock and the Class A Common Stock or Class B Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.
5.    Mandatory Conversion.
5.1    Trigger Events. Upon (a) the closing of an underwritten initial public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, resulting in the sale of shares of Class A Common Stock or Class B

Common Stock with gross proceeds to the Corporation of at least $50,000,000 (a “Qualified Public Offering”), (b) the Corporation’s initial listing of its Class A Common Stock or Class B Common Stock on Nasdaq, the New York Stock Exchange or another national securities exchange approved by the Board, by means of a registration statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission that registers shares of existing capital stock of the Corporation for resale (a “Direct Listing”), or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Preferred Holders (the time of such closing of such Qualified Public Offering or Direct Listing, or the date and time or time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate applicable to such series of Preferred Stock and (ii) such shares may not be reissued by the Corporation; provided, however, that the outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall not be automatically converted into shares of Class B Common Stock in any mandatory conversion pursuant to clause (c) of this Subsection 5.1 in connection with a Deemed Liquidation Event without the vote or written consent of the 66 2/3% Preferred Holders if the proceeds paid to the stockholders of the Corporation in connection with such Deemed Liquidation Event are allocated in a manner that results in the holders of shares of Series C Preferred Stock, the holders of shares of Series D Preferred Stock, the holders of shares of Series E Preferred Stock or the holders of shares of Series F Preferred Stock receiving an amount that is less than the Applicable Liquidation Amount provided for under Section 2 above.
5.2    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Class B Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of such series of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
6.    Redemption. Except as set forth in Subsection 2.3.2(b), the Preferred Stock shall not be redeemable at the option of the holder thereof.
7.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
8.    Waiver. Subject to (and except as provided in) Subsections 2.3.1, 3.2, 3.4, 3.5, 4.4.2, 4.4.6 and 5.1 and Article XIII, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Preferred Holders.
9.    Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
ARTICLE V
Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.
ARTICLE VI
Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation.
ARTICLE VII
Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.
ARTICLE IX
To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
ARTICLE X
To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE XI
Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of this corporation; (b) any action asserting a claim that is based upon a breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, stockholder, employee or agent of this corporation to this corporation or this corporation’s stockholders; (c) any action asserting a claim against this corporation or any current or former director, officer, stockholder, employee or agent of this corporation arising pursuant to any provision of the General Corporation Law, this Restated Certificate or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws; (e) any action asserting a claim against this corporation governed by the internal affairs doctrine; or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. Unless this corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Act, or any successor thereto or, to the fullest extent permitted by law, under the Exchange Act, or any successor thereto. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII. Failure to enforce the foregoing provisions of this Article XIII would cause this corporation irreparable harm, and this corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
ARTICLE XII
For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Class A Common Stock or Class B Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.
ARTICLE XIII
The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Furthermore, no Fund (as defined below) shall be liable to the Corporation for any claim arising out of, or based upon, (i) the investment by the Fund in any entity competitive with the Corporation or (ii) actions taken by any advisor, partner, officer, or other representative of the Fund to assist any such competitive entity or otherwise. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such entity. Any amendment, repeal or modification of this Article XIII will only be prospective and will not affect the rights under this Article XIII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in the Certificate of Incorporation, the affirmative vote of the Requisite Preferred Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article XIII.
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3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    That this Ninth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
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IN WITNESS WHEREOF, this Ninth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on June 21, 2021.

By:	/s/Tomer Weingarten
Tomer Weingarten
President and Chief Executive Officer
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